Exhibit 4.9

AMENDMENT NO. 1

to

WARRANT TO PURCHASE COMMON STOCK

THIS AMENDMENT SHOULD BE ATTACHED TO THE ORIGINAL WARRANT

This Amendment No. 1 to Warrant to Purchase Common Stock (this “Amendment”) is made this 9th day of January, 2012 by and between Emmaus Life Sciences, Inc., a Delaware corporation (the “Company”) and Gregoire De Rothschild, an individual (the “Warrantholder”). Capitalized terms used herein and not defined shall have the meanings given to them in the Warrant (as defined below).

W I T N E S S E T H:

WHEREAS, the Company issued a Warrant to Purchase Common Stock to the Warrantholder on August 31, 2011 to purchase up to an aggregate of 275,482 shares of the Company’s Common Stock at an exercise price of $1.00 per share (the “Warrant”);

WHEREAS, the Company and the Warrantholder desire to amend the Warrant by entering into this Amendment; and

WHEREAS, Section 17 of the Warrant permits an amendment of the Warrant upon the prior written consent of the Company and the Warrantholder.

NOW, THEREFORE, in consideration of the foregoing, which is incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Warrantholder, intending to be legally bound hereby, agree to amend the Warrant as follows:

1.                                      Section 3(b) of Warrant. Section 3(b) of the Warrant shall be deleted and replaced in its entirety with the following:

“(b)                           Termination upon Certain Events. In connection with the Company’s proposed public offering of its securities pursuant to a registration statement on Form S-1 (333-175434) filed with the Securities and Exchange Commission on July 11, 2011, if the Financial Industry Regulatory Authority deems the underwriters’ compensation to be unreasonable, then this Warrant will terminate.”

2.                                      Miscellaneous.

(a)         To the extent there is any conflict between the terms of the Warrant and the terms hereof, the terms of this Amendment shall take precedence.

(b)         Except as herein amended, the Warrant shall remain unchanged and in full force and effect. Each and every term, covenant and condition of the Warrant, not specifically preempted hereby, is incorporated herein such that the Warrant and this Amendment thereto shall be read and construed as one instrument.

(c)          This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of California, without reference to the choice of law provisions thereof.

(d)         This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, assigns and transferees, as the case may be.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company and the Warrantholder have caused this Amendment to be duly executed as of the date first above written.

“COMPANY”

Emmaus Life Sciences, Inc.,
a Delaware corporation

By:	/s/ Yutaka Niihara
Name:	Yutaka Niihara
Title:	President and Chief Executive Officer

“WARRANTHOLDER”

/s/ Gregoire De Rothschild
Gregoire De Rothschild